Exhibit 99.1

LENOX INTENDS TO CONSOLIDATE ITS FINE CHINA PRODUCTION

AND CLOSE 31 RETAIL STORES

LAWRENCEVILLE, N.J., Sept. 13, 2005 – Department 56, Inc. (NYSE: DFS) announced that its subsidiary, Lenox Inc., intends to close the production of fine china at its Pomona, New Jersey plant commencing on Nov. 14.  In addition, the company will close 31 of its Lenox retail stores, while 30 stores will continue operating.

Fine ivory china dinnerware production at Pomona has been declining over the past ten years as consumer trends have shifted from ivory to bone and from formal to upscale casual dinnerware.  The plant has been operating at a very low percentage of its capacity during the past several years.

Only china manufacturing operations will be affected at Pomona.  Approximately 100 positions involved in Gorham sterling flatware production – as well as technical services, customer service and retail store operations – will not be impacted by the closing of fine china production at Pomona.  The china dinnerware production currently performed at Pomona will be relocated to the company’s Kinston, N.C., plant, which has the capability of manufacturing ivory and bone.  The consolidation is made possible by the sourcing of some of the newer upscale casual products from offshore vendors.  The Company expects to incur approximately $1.5 million in expense associated with this action during the fourth quarter of this year.

In all, the actions will result in the elimination of approximately 530 jobs: 290 at Pomona and 240 at the retail stores.  Affected employees, both full- and part-time, will be provided severance benefits, outplacement services and state assistance with employment transitioning.  The severance costs associated with these actions, estimated to be approximately $7.5 million, will not be reflected in the Company’s results of operations, but will be recorded as a liability on the opening balance sheet of Lenox, Inc. pursuant to the recording of the acquisition by Department 56, Inc.

“We have taken this action only after careful study,” said Jay Hanauer, chief executive officer of Lenox. “We regret that they are necessary, and we will assist our employees affected by these actions. Our employees have done a terrific job in producing a product we are all proud of, and we are committed to doing everything we can to assist them.”

Continuing, Mr. Hanauer said, “The closing of our retail stores reflects our strategy to focus on our profitable stores.”

Today’s announcement is a part of the company’s strategic plan to respond to consumer and marketplace trends affecting its business and enhance the growth and development of its brands.

-more-

About Lenox

Lenox, the Gift Company, based in Lawrenceville, N.J., is the US market leader in quality tabletop and giftware.  In addition to the Lenox brand, the Company also markets Dansk®, Gorham®  and Kirk Stieff™.  Together, the brands represent over 450 years of tabletop and giftware experience.

On Sept. 1, 2005, Department 56, Inc. [NYSE: DFS], of Eden Prairie, Minn., completed its acquisition of substantially all of Lenox from Brown-Forman Corporation, Louisville, Ky.

Further information about Lenox products is available at www.Lenox.com or by calling 1-800-63-LENOX.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 12,500 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Investor Contact

Gregg Peters

(952) 944-5600

Media Contact

Branka Hannon

SVP, Human Resources

(609) 844-1568

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2004 dated March 17, 2005 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

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